PRESS RELEASE For immediate release

NVE Corporation Reports Third Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—January 20, 2021—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter and nine months ended December 31, 2020.

Total revenue for the third quarter of fiscal 2021 increased 1% to $6.53 million from $6.46 million for the the prior-year quarter. The increase was due to a 3% increase in product sales, partially offset by a 34% decrease in contract research and development revenue. Net income for the third quarter of fiscal 2021 increased 5% to $3.93 million, or $0.81 per diluted share, compared to $3.73 million, or $0.77 per share, for the prior-year quarter.

For the first nine months of fiscal 2021, total revenue decreased 20% to $15.5 million from $19.3 million for the first nine months of the prior year. The decrease was due to a 19% decrease in product sales and a 21% decrease in contract research and development revenue. Net income decreased 23% to $8.56 million, or $1.77 per diluted share, compared to $11.2 million, or $2.30 per share, for the first nine months of fiscal 2020.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable February 26, 2021 to shareholders of record as of February 1, 2021.

“We are pleased to report growth in product sales, total revenue, and net income despite the impact of the COVID-19 pandemic,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks and uncertainties related to future sales and revenues and risks related to the COVID-19 pandemic, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 as updated in our Quarterly Reports on Form 10-Q for the quarters ended June 30, September 30, December 31, 2020 and other reports filed with the SEC.

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NVE CORPORATION STATEMENTS OF INCOME QUARTERS AND NINE MONTHS ENDED DECEMBER 31, 2020 AND 2019 (Unaudited)
	Quarter Ended Dec. 31
	2020	2019
Revenue
Product sales	$6,332,349	$6,160,967
Contract research and development	201,013	303,629
Total revenue	6,533,362	6,464,596
Cost of sales	1,075,048	1,263,806
Gross profit	5,458,314	5,200,790
Expenses
Research and development	702,216	771,468
Selling, general, and administrative	311,356	327,989
Total expenses	1,013,572	1,099,457
Income from operations	4,444,742	4,101,333
Interest income	365,498	443,478
Income before taxes	4,810,240	4,544,811
Provision for income taxes	884,531	814,147
Net income	$3,925,709	$3,730,664
Net income per share – basic	$0.81	$0.77
Net income per share – diluted	$0.81	$0.77
Cash dividends declared per common share	$1.00	$1.00
Weighted average shares outstanding
Basic	4,833,232	4,846,010
Diluted	4,833,261	4,847,436

	Nine Months Ended Dec. 31
	2020	2019
Revenue
Product sales	$14,850,157	$18,434,039
Contract research and development	653,252	827,198
Total revenue	15,503,409	19,261,237
Cost of sales	2,852,757	3,701,941
Gross profit	12,650,652	15,559,296
Expenses
Research and development	2,399,164	2,671,131
Selling, general, and administrative	1,024,549	1,026,448
Total expenses	3,423,713	3,697,579
Income from operations	9,226,939	11,861,717
Interest income	1,166,102	1,358,826
Income before taxes	10,393,041	13,220,543
Provision for income taxes	1,833,127	2,060,398
Net income	$8,559,914	$11,160,145
Net income per share – basic	$1.77	$2.30
Net income per share – diluted	$1.77	$2.30
Cash dividends declared per common share	$3.00	$3.00
Weighted average shares outstanding
Basic	4,834,324	4,846,010
Diluted	4,834,411	4,848,506

NVE CORPORATION BALANCE SHEETS DECEMBER 31 AND MARCH 31, 2020
	(Unaudited) Dec. 31, 2020	March 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$13,988,308	$8,065,594
Marketable securities, short-term	11,115,094	19,084,814
Accounts receivable, net of allowance for uncollectible accounts of $15,000	3,161,308	2,694,018
Inventories	3,842,477	3,884,450
Prepaid expenses and other assets	570,018	655,835
Total current assets	32,677,205	34,384,711
Fixed assets
Machinery and equipment	9,280,062	9,280,062
Leasehold improvements	1,810,872	1,797,245
	11,090,934	11,077,307
Less accumulated depreciation and amortization	10,724,866	10,494,840
Net fixed assets	366,068	582,467
Deferred tax assets	-	108,119
Marketable securities, long-term	40,656,967	43,606,495
Right-of-use asset – operating lease	720,618	816,358
Total assets	$74,420,858	$79,498,150

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$136,673	$186,993
Accrued payroll and other	505,428	482,074
Operating lease	106,843	127,134
Total current liabilities	748,944	796,201
Deferred tax liabilities	89,420	-
Operating lease	613,775	706,600
Total liabilities	1,452,139	1,502,801

Shareholders’ equity
Common stock	48,332	48,350
Additional paid-in capital	19,333,852	19,383,956
Accumulated other comprehensive income	1,483,409	516,523
Retained earnings	52,103,126	58,046,520
Total shareholders’ equity	72,968,719	77,995,349
Total liabilities and shareholders’ equity	$74,420,858	$79,498,150